EXHIBIT 16.1
January 10, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by White Electronic Designs Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of White Electronic Designs Corporation dated January 4, 2007. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona

EXHIBIT 16.1
Item 4.01 Changes In Registrant’s Certifying Accountant.
Previous Independent Registered Public Accounting Firm
     On January 4, 2007, the Audit Committee (the “Audit Committee”) of the Board of Directors of White Electronic Designs Corporation (the “Company”) dismissed PricewaterhouseCoopers LLP (“PWC”). PWC’s dismissal was effective as of January 4, 2007.
     During the fiscal years ended October 1, 2005 and September 30, 2006 and through January 4, 2007:
•	PWC’s reports on the financial statements of the Company as of and for the years ended October 1, 2005 and September 30, 2006, did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle.

•	The Company did not have any disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PWC’s satisfaction, would have caused PWC to make a reference to the subject matter of the disagreements in connection with its reports on the financial statements of the Company for such years.

•	There were no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K.
     The Company provided PWC with a copy of the disclosure contained in this Current Report on Form 8-K prior to the date of filing and requested that PWC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements by the Company concerning PWC herein. A copy of such letter provided by PWC is filed as Exhibit 16.1 to this Current Report on Form 8-K.
New Independent Registered Public Accounting Firm
     Grant Thornton LLP (“Grant Thornton”) has been selected and appointed by the Audit Committee to replace PWC as the new independent registered public accounting firm for the Company. The appointment of Grant Thornton was effective as of January 4, 2007.
     During the fiscal years ended October 1, 2005 and September 30, 2006 and through January 4, 2007, neither the Company nor anyone associated with the Company consulted with Grant Thornton regarding any of the matters set forth in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K.